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                    AMENDMENT NUMBER 1 TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2005, is made to the Transfer Agency and Service Agreement dated February 25, 2005 (the "Agreement") between AIM Treasurer Series Trust (the "Fund") and AIM Investment Services, Inc. ("AIS") pursuant to Article 11 of the Agreement.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to reflect that AIM not charging any fees under the Agreement does not result from the terms of the Investment Advisory Agreement with AIM Treasurer's Series Trust ("ATST"), dated November 25, 2003, as amended.

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "2.01 The Transfer Agent, will not charge Premier Portfolio, Premier Tax-Exempt Portfolio or Premier U.S. Government Money Portfolio, portfolios of the Fund, any fees under this Agreement. However, this commitment may be changed following consultation with the trustees."


         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


                                               AIM TREASURER SERIES TRUST


                                               By: /s/ Robert H. Graham
                                                   --------------------
                                                   President
ATTEST:
/s/ Jim Coppedge
----------------
Assistant Secretary


                                               AIM INVESTMENT SERVICES, INC.



                                               By: /s/ William J. Galvin, Jr.
                                                   --------------------------
                                                   President
ATTEST:
/s/ Jim Coppedge
----------------
Assistant Secretary